FOR IMMEDIATE RELEASE

Wingstop Inc. Reports Fiscal Fourth Quarter 2016 Financial Results
Announces Annual Guidance for Fiscal Year 2017

Dallas, March 2, 2017 - (GLOBE NEWSWIRE) - Wingstop Inc. (NASDAQ: WING) today announced fiscal fourth quarter and fiscal year 2016 financial results for the period ended December 31, 2016 and annual guidance for fiscal year 2017.

Highlights for the Fiscal Fourth Quarter 2016 compared to the Fiscal Fourth Quarter 2015

▪	Total revenue increased 20.3% to $24.8 million

▪	System-wide restaurant count increased 18.1% to 998 worldwide locations

▪	Domestic same store sales increased 1.0%

▪	Net income increased to $4.3 million, or $0.15 per diluted share, compared to $3.8 million, or $0.13 per diluted share

▪	Adjusted EBITDA*, a non-GAAP measure, increased 27.1% to $10.0 million

▪	Adjusted net income*, a non-GAAP measure, increased 15.5% to $4.4 million

▪	Adjusted earnings per pro-forma diluted share*, a non-GAAP measure, increased 15.4% to $0.15 from the prior fiscal year

Highlights for the Fiscal Year 2016 compared to the Fiscal Year 2015

▪	Total revenue increased 17.2% to $91.4 million

▪	153 net openings in fiscal year 2016, an increase of 15.0% compared to 133 net openings in fiscal year 2015

▪	Domestic same store sales increased 3.2%

▪	Net income increased to $15.4 million, or $0.53 per diluted share, compared to $10.1 million, or $0.36 per diluted share

▪	Adjusted EBITDA*, a non-GAAP measure, increased 23.2% to $35.6 million

▪	Adjusted net income*, a non-GAAP measure, increased 24.2% to $16.9 million

▪	Adjusted earnings per pro-forma diluted share*, a non-GAAP measure, increased 23.4% to $0.58 from the prior fiscal year

* Adjusted EBITDA, adjusted net income and adjusted earnings per pro-forma diluted share are non-GAAP measures. Reconciliations of adjusted EBITDA, adjusted net income and adjusted earnings per pro-forma diluted share to the most directly comparable financial measures presented in accordance with GAAP, are set forth in the schedules accompanying this release. See “Non-GAAP Financial Measures.”

President and Chief Executive Officer Charlie Morrison stated, “2016 was an incredibly productive year at Wingstop as we executed on our key strategic and financial objectives and delivered exceptionally strong results for our shareholders.  Our system-wide restaurant count grew 18.1% including 153 net new store openings, and we ended the year with 998 restaurants worldwide.  We have now passed the 1,000 restaurant milestone, reflecting yet another step torward our goal of 2,500+ domestic restaurants and living out our mission to Serve the World Flavor.”

Morrison continued, “2016 marks our 13th consecutive year of positive same-store sales growth and another record number of unit openings, delivering 23.2% and 24.2% increases in adjusted EBITDA and adjusted net income, respectively.”

Morrison concluded, “We are excited about 2017. We recently launched national advertising, which is expected to provide us with more reach and frequency in existing media markets and first-time coverage for smaller and newer markets where did not previously leverage TV and radio.  We believe national advertising and growth in our online channels will position us well.”

Key Operating Metrics for the Fiscal Fourth Quarter 2016 Compared to the Fiscal Fourth Quarter 2015

	Fiscal Quarter Ended
	December 31, 2016	December 26, 2015
Number of system-wide restaurants open at end of period	998	845
Number of domestic franchise restaurants open at end of period	901	767
Number of international franchise restaurants open at end of period	76	59
System-wide sales (in thousands)	$265,175	$217,582
System-wide domestic same store sales growth	1.0%	5.9%
Net income (in thousands)	$4,312	$3,795
Adjusted EBITDA (in thousands)	$10,031	$7,895

Fiscal Fourth Quarter 2016 Financial Results

Total revenue for the fiscal fourth quarter 2016 increased 20.3% to $24.8 million from $20.6 million in the fiscal fourth quarter last year.

▪
Royalty revenue and franchise fees increased $3.1 million to $15.6 million from $12.5 million in the fiscal fourth quarter last year. This was primarily due to a 18.3% increase in the number of franchised restaurants, domestic same store sales growth of 1.0%, and approximately $0.9 million of additional revenue from the 53rd week.

▪
Company-owned restaurant sales increased $1.1 million to $9.1 million from $8.0 million in the fiscal fourth quarter last year. The increase was the result of company-owned domestic same store sales growth of 1.0%, the opening of two company-owned restaurants in the Dallas area during the second and fourth fiscal quarters of 2016 and approximately $0.6 million of additional revenue from the 53rd week.

Cost of sales increased 23.4% to $7.0 million from $5.6 million in the prior fiscal year’s fourth quarter. As a percentage of company-owned restaurant sales, cost of sales increased 590 basis points to 76.1% from 70.2%. The increase was driven primarily by a 13.1% increase in commodities rates for bone-in chicken wings as compared to the prior year period, an increase in the average size of chicken wings, and an increase in labor as we make investments in roster sizes and staffing to support the continued top line growth in our company-owned restaurants, and increases related to pre-opening expenses and the ramp up of one company-owned restaurant that opened during the fourth fiscal quarter of 2016 as it achieves normal efficiency.

Selling, general & administrative expenses (SG&A) increased 13.4% to $8.7 million compared to $7.7 million in the prior fiscal year’s fourth quarter. The increase in SG&A expense is primarily due to headcount additions to support our continued growth, non-recurring professional fees of $0.1 million incurred in the current fiscal fourth quarter related to our secondary offering, and estimated incremental costs associated with the 53rd week of $0.6 million.

Net income increased to $4.3 million, or $0.15 per diluted share, compared to net income of $3.8 million, or $0.13 per diluted share in the prior fiscal year’s fourth quarter. The impact of the 53rd week on net income was $0.2 million.

Adjusted net income increased 15.5% to $4.4 million, or $0.15 per pro-forma diluted share, compared to $3.8 million, or $0.13 per pro-forma diluted share, in the prior fiscal year’s fourth quarter. A reconciliation between net income and adjusted net income, as well as diluted shares to pro-forma diluted shares is included in the accompanying financial data.

Key Operating Metrics for the Fiscal Year 2016 Compared to the Fiscal Year 2015

	Fiscal Year Ended
	December 31, 2016	December 26, 2015
Number of system-wide restaurants open at end of period	998	845
Number of domestic franchise restaurants open at end of period	901	767
Number of international franchise restaurants open at end of period	76	59
System-wide sales (in thousands)	$972,270	$821,248
System-wide domestic same store sales growth	3.2%	7.9%
Net income (in thousands)	$15,434	$10,106
Adjusted EBITDA (in thousands)	$35,576	$28,879

Fiscal Year 2016 Financial Results

Total revenue for fiscal year 2016 increased 17.2% to $91.4 million from $78.0 million in the prior fiscal year.

▪
Royalty revenue and franchise fees increased $10.4 million to $57.1 million from $46.7 million in the prior fiscal year. This was primarily due to a 18.3% increase in the number of franchised restaurants and domestic same store sales growth of 3.2%. Also contributing to the increase is $1.1 million of contributions received from vendors for the franchisee convention. The convention is held every 18 months, and there was no convention in 2015.

▪
Company-owned restaurant sales increased $3.0 million to $34.3 million from $31.3 million in the prior fiscal year. The increase was the result of company-owned domestic same store sales growth of 5.4% and the opening of two company-owned restaurants in the Dallas area during 2016.

Cost of sales increased 13.9% to $25.3 million from $22.2 million in the prior fiscal year. As a percentage of company-owned restaurant sales, cost of sales increased 280 basis points to 73.8% from 71.0%. The increase was driven primarily by a 4.4% increase in commodities rates for bone-in chicken wings as compared to the prior fiscal year, an increase in the average size of chicken wings, an increase in labor as we make investments in roster sizes and staffing to support the continued top line growth in our company-owned restaurants, and increases related to pre-opening expenses and the ramp up of two company-owned restaurants that opened during 2016 as they achieve normal efficiency.

SG&A increased 1.5% to $33.8 million compared to $33.4 million in the prior fiscal year. The increase is primarily due to $1.1 million in expenses related to the franchisee convention, which occurs every 18 months and did not occur in 2015, expenses related to the 53rd week, and increases related to headcount additions and other recurring costs associated with being a public company incurred in the current fiscal year. SG&A expense in the prior fiscal year included a one-time fee of $3.3 million, paid in consideration for the termination of our management agreement with Roark Capital Management.

Net income increased to $15.4 million, or $0.53 per diluted share, compared to net income of $10.1 million, or $0.36 per diluted share in the prior fiscal year.

Adjusted net income increased 24.2% to $16.9 million, or $0.58 per pro-forma diluted share, compared to $13.6 million, or $0.47 per pro-forma diluted share, in the prior fiscal year. A reconciliation between net income and adjusted net income, as well as diluted shares to pro-forma diluted shares is included in the accompanying financial data.

Restaurant Development

As of December 31, 2016, there were 998 Wingstop restaurants system-wide. This included 922 restaurants in the United States, of which 901 were franchised restaurants and 21 were company-owned. Our international presence consisted of 76 franchised restaurants across five countries. During the fiscal fourth quarter 2016, there were 49 net system-wide Wingstop openings, including nine international franchised locations.

Fiscal Year 2017 Financial Outlook

For the fiscal year ending December 30, 2017, we are providing the following financial outlook, which is consistent with our long-term guidance:

•	System wide unit growth of approximately 13% to 15%

•	Low single digit domestic same store sales growth

•	SG&A expenses of between $34 million and $35 million

•	Net income between $18.5 million and $18.8 million

•	Fully diluted EPS growth of 8% - 10%, which reflects 29.3 million diluted shares outstanding, over 2016 adjusted earnings per diluted share of $0.58

•	Adjusted EBITDA growth of 13% - 15%

	Fiscal Year Ended
	December 30, 2017
	(in millions)
	Low	High
Net income	$18.5	$18.8
Interest expense, net	5.6	5.6
Income tax expense	11.1	11.3
Depreciation and amortization	3.3	3.3
EBITDA	$38.5	$39.0
Additional adjustments:
Stock-based compensation expense (a)	1.6	1.8
Adjusted EBITDA	$40.1	$40.8

(a) Estimated non-cash, stock-based compensation.

The following definitions apply to these terms as used in this release:

Same store sales reflects the change in year-over-year sales for the comparable restaurant base. We define the comparable restaurant base to include those restaurants open for at least 52 full weeks. This measure highlights the performance of existing restaurants, while excluding the impact of new restaurant openings and closures.

System-wide sales represents net sales for all of our company-owned and franchised restaurants, as reported by franchisees.

Adjusted EBITDA is defined as net income before interest expense, net, income tax expense, and depreciation and amortization (EBITDA) further adjusted for management fees and expense reimbursement, management agreement termination fees, transaction costs, gains and losses on the disposal of assets, and stock-based compensation expense. We caution investors that amounts presented in accordance with our definitions of EBITDA and Adjusted EBITDA may not be comparable to similar measures disclosed by our competitors, because not all companies and analysts calculate EBITDA and Adjusted EBITDA in the same manner.

Adjusted net income is defined as net income plus management fees, transactions costs and non-cash gains and losses resulting from the disposal of assets, minus related adjustments to income tax expense.

Adjusted earnings per pro-forma diluted share is defined as adjusted net income divided by pro-forma diluted share count.

Conference Call and Webcast

Charlie Morrison, President and Chief Executive Officer, and Mike Mravle, Chief Financial Officer, will host a conference call today to discuss fiscal fourth quarter 2016 financial results and the fiscal year 2017 financial outlook at 5:00 PM Eastern Time.

The conference call can be accessed live by dialing 201-689-8562. A replay will be available two hours after the call and can be accessed by dialing 844-512-2921; the passcode is 13653650. The replay will be available through Thursday, March 9, 2016.

The conference call will also be webcast live and later archived on the investor relations section of Wingstop’s corporate website at ir.wingstop.com under the ‘News & Events’ section.

About Wingstop

Founded in 1994 and headquartered in Dallas, Texas, Wingstop Inc. (NASDAQ:WING) operates and franchises more than 1,000 restaurants across the United States, Mexico, Singapore, the Philippines, Indonesia, and the United Arab Emirates. The Wing Experts’ menu features classic and boneless wings with 11 bold, distinctive flavors including Original Hot, Cajun, Atomic, Mild, Teriyaki, Lemon Pepper, Hawaiian, Garlic Parmesan, Hickory Smoked BBQ, Louisiana Rub, and Mango Habanero. Wingstop’s wings are always cooked to order, hand-sauced and tossed and served with a variety of house-made sides including fresh-cut, seasoned fries. Having grown its domestic same store sales for 13 consecutive years, the Company has been ranked #3 on the “Top 100 Fastest Growing Restaurant Chains” by Nation’s Restaurant News (2016), #7 on the “Top 40 Fast Casual Chains” by Restaurant Business (2016), and was named “Best Franchise Deal in North America” by QSR magazine (2014). Wingstop was ranked #88 on Fortune’s 100 Best Medium Workplaces list in October 2016. For more information visit www.wingstop.com or www.wingstopfranchise.com.  Follow us on facebook.com/Wingstop and Twitter @Wingstop.

Non-GAAP Financial Measures

To supplement our consolidated financial statements, which are prepared and presented in accordance with GAAP, we use non-GAAP financial measures including those indicated above. By providing non-GAAP financial measures, together with a reconciliation to the most comparable GAAP measure, we believe we are enhancing investors’ understanding of our business and our results of operations, as well as assisting investors in evaluating how well we are executing our strategic initiatives. These measures are not intended to be considered in isolation or as substitutes for, or superior to, financial measures prepared and presented in accordance with GAAP. The non-GAAP measures used in this press release may be different from the measures used by other companies. A reconciliation of each measure to the most directly comparable GAAP measure is available in this news release. In addition, the Current Report on Form 8-K furnished to the SEC concurrent with the issuance of this press release includes a more detailed description of each of these non-GAAP financial measures, together with a discussion of the usefulness and purpose of such measures.

Forward-looking Information

Certain statements contained in this news release, as well as other information provided from time to time by Wingstop Inc. or its employees, may contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “guidance,” “anticipate,” “estimate,” “expect,” “forecast,” “project,” “plan,” “intend,” “believe,” “confident,” “may,” “should,” “can have,” “likely,” “future” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. Examples of forward-looking statements in this news release include our fiscal year 2017 outlook for new restaurant openings, domestic same store sales growth, total revenue, SG&A expenses, net income, EBTIDA, adjusted EBITDA, adjusted net income, adjusted earnings per pro-forma diluted share and our diluted share count, as well as our anticipated potential domestic restaurant expansion opportunity and positioning to make progress towards domestic restaurant potential.

Any such forward looking statements are not guarantees of performance or results, and involve risks, uncertainties (some of which are beyond the Company’s control) and assumptions. Although we believe any forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect our actual financial results and cause them to differ materially from those anticipated in any forward-looking statements. Please refer to the risk factors discussed in our Form 10-K for the year ended December 31, 2016, which can be found at the SEC’s website www.sec.gov. The discussion of these risks is specifically incorporated by reference into this news release.

Any forward-looking statement made by Wingstop Inc. in this press release speaks only as of the date on which it is made. We undertake no obligation to update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Media Contact
Joy Murphy
646-277-1242
wingstop@icrinc.com

Investor Contact
Raphael Gross
203-682-8253
raphael.gross@icrinc.com

WINGSTOP INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(amounts in thousands, except share and per share amounts)

	December 31, 2016	December 26, 2015
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$3,750	$10,690
Accounts receivable, net	3,199	3,404
Prepaid expenses and other current assets	1,634	1,752
Advertising fund assets, restricted	2,533	3,774
Total current assets	11,116	19,620
Property and equipment, net	4,999	4,593
Goodwill	45,128	45,128
Trademarks	32,700	32,700
Customer relationships, net	16,914	18,296
Other non-current assets	943	313
Total assets	$111,800	$120,650
Liabilities and stockholders' deficit
Current liabilities
Accounts payable	$1,458	$1,252
Other current liabilities	9,241	7,544
Current portion of debt	3,500	—
Advertising fund liabilities, restricted	2,533	3,774
Total current liabilities	16,732	12,570
Long-term debt, net	147,217	95,008
Deferred revenues, net of current	7,868	7,623
Deferred income tax liabilities, net	12,304	13,018
Other non-current liabilities	2,307	2,104
Total liabilities	186,428	130,323
Commitments and contingencies
Stockholders' deficit
Common stock, $0.01 par value; 100,000,000 shares authorized; 28,747,392 and 28,581,182 shares issued and outstanding as of December 31, 2016 and December 26, 2015, respectively	287	286
Additional paid-in-capital	1,194	36,870
Accumulated deficit	(76,109)	(46,829)
Total stockholders' deficit	(74,628)	(9,673)
Total liabilities and stockholders' deficit	$111,800	$120,650

WINGSTOP INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(Unaudited)
(amounts in thousands, except per share data)

	Fiscal Quarter Ended
	December 31, 2016	December 26, 2015

Revenue:
Royalty revenue and franchise fees	$15,608	$12,544
Company-owned restaurant sales	9,144	8,033
Total revenue	24,752	20,577
Costs and expenses:
Cost of sales (1)	6,956	5,639
Selling, general and administrative	8,720	7,692
Depreciation and amortization	821	738
Total costs and expenses	16,497	14,069
Operating income	8,255	6,508
Interest expense, net	1,538	713
Other expense, net	—	14
Income before income tax expense	6,717	5,781
Income tax expense	2,405	1,986
Net income	$4,312	$3,795

Earnings per share
Basic	$0.15	$0.13
Diluted	$0.15	$0.13

Weighted average shares outstanding
Basic	28,745	28,581
Diluted	29,114	28,951

(1) exclusive of depreciation and amortization, shown separately

WINGSTOP INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(Unaudited)
(amounts in thousands, except per share data)

	Fiscal Year Ended
	December 31, 2016	December 26, 2015

Revenue:
Royalty revenue and franchise fees	$57,071	$46,688
Company-owned restaurant sales	34,288	31,281
Total revenue	91,359	77,969
Costs and expenses:
Cost of sales (1)	25,308	22,219
Selling, general and administrative	33,840	33,350
Depreciation and amortization	3,008	2,682
Total costs and expenses	62,156	58,251
Operating income	29,203	19,718
Interest expense, net	4,396	3,477
Other expense, net	254	396
Income before income tax expense	24,553	15,845
Income tax expense	9,119	5,739
Net income	$15,434	$10,106

Earnings per share
Basic	$0.54	$0.37
Diluted	$0.53	$0.36

Weighted average shares outstanding
Basic	28,637	27,497
Diluted	28,983	27,816

(1) exclusive of depreciation and amortization, shown separately

WINGSTOP INC. AND SUBSIDIARIES
Unaudited Supplemental Information

	Fiscal Quarter Ended		Fiscal Year Ended
	December 31, 2016	December 26, 2015	December 31, 2016	December 26, 2015
Domestic Franchised Activity:
Beginning of period	862	737	767	652
Openings	41	31	137	118
Closures	(2)	(1)	(3)	(3)
Restaurants end of period	901	767	901	767

Domestic Company-Owned Activity:
Beginning of period	20	19	19	19
Openings	1	—	2	—
Closures	—	—	—	—
Restaurants end of period	21	19	21	19

Total Domestic Restaurants	922	786	922	786

International Franchised Activity:
Beginning of period	67	51	59	41
Openings	9	9	20	24
Closures	—	(1)	(3)	(6)
Restaurants end of period	76	59	76	59

Total System-wide Restaurants	998	845	998	845

WINGSTOP INC. AND SUBSIDIARIES
Non-GAAP Financial Measures - EBITDA and Adjusted EBITDA
(Unaudited)
(in thousands)

	Fiscal Quarter Ended		Fiscal Year Ended
	December 31, 2016	December 26, 2015	December 31, 2016	December 26, 2015
Net income	$4,312	$3,795	$15,434	$10,106
Interest expense, net	1,538	713	4,396	3,477
Income tax expense	2,405	1,986	9,119	5,739
Depreciation and amortization	821	738	3,008	2,682
EBITDA	$9,076	$7,232	$31,957	$22,004
Additional adjustments:
Management fees (a)	—	—	—	237
Management agreement termination fee (b)	—	—	—	3,297
Transaction costs (c)	116	—	2,388	2,186
Stock-based compensation expense (d)	839	663	1,231	1,155
Adjusted EBITDA	$10,031	$7,895	$35,576	$28,879

(a)	Includes management fees and other out-of-pocket expenses paid to Roark Capital Management, LLC.

(b)
Represents a one-time fee of $3.3 million that was paid in consideration for the termination of our management agreement with Roark Capital Management during the second quarter of 2015 in connection with our initial public offering. There are no further obligations related to management fees paid to Roark Capital Management.

(c)
Represents costs and expenses related to refinancings of our credit agreement and our public offerings; all transaction costs are included in SG&A with the exception of $215,000 that is included in Other expense, net during the year ended December 31, 2016 and $172,000 during the year ended December 26, 2015.

(d)	Includes non-cash, stock-based compensation.

WINGSTOP INC. AND SUBSIDIARIES
Non-GAAP Financial Measures - Adjusted Net Income,
Pro-forma Diluted Shares and Adjusted EPS
(Unaudited)
(in thousands, except per share data)

	Fiscal Quarter Ended		Fiscal Year Ended
	December 31, 2016	December 26, 2015	December 31, 2016	December 26, 2015
Numerator:
Net income	$4,312	$3,795	$15,434	$10,106
Adjustments
Management fees (a)	—	—	—	237
Management agreement termination fee (b)	—	—	—	3,297
Transaction costs (c)	116	—	2,388	2,186
Tax effect of adjustments (d)	(44)	—	(896)	(2,201)
Adjusted net income	$4,384	$3,795	$16,926	$13,625

Denominator:
Weighted-average shares outstanding - diluted	29,114	28,951	28,983	27,816
Adjustments
Assumed issuance of shares in connection with the IPO (e)	—	—	—	981
Pro-forma weighted-average shares outstanding - diluted	29,114	28,951	28,983	28,797

Adjusted earnings per pro-forma diluted share	$0.15	$0.13	$0.58	$0.47

(a)	Includes management fees and other out-of-pocket expenses paid to Roark Capital Management, LLC.

(b)
Represents a one-time fee of $3.3 million that was paid in consideration for the termination of our management agreement with Roark Capital Management during the second quarter of 2015 in connection with our initial public offering. There are no further obligations related to management fees paid to Roark Capital Management.

(c)
Represents costs and expenses related to refinancings of our credit agreement and our public offerings; all transaction costs are included in SG&A with the exception of $215,000 that is included in Other expense, net during the year ended December 31, 2016 and $172,000 during the year ended December 26, 2015.

(d)
Represents the tax effect of the aforementioned adjustments to reflect corporate income taxes at assumed effective tax rates of 37.5% and 38.6% for the periods ended December 31, 2016 and December 26, 2015, respectively, which includes provisions for U.S. federal income taxes, and assumes the respective statutory rates for applicable state and local jurisdictions.

(e)	Adjustment to give effect to shares issued in the Company’s initial public offering as if the shares were issued and outstanding as of December 27, 2014.